Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water Service, Inc. Appoints Heather Hunt as Director
     Clinton, Connecticut – July 7, 2006 — The Board of Directors of Connecticut Water Service, Inc. (CTWS:NASDAQ) announces the appointment of Heather Hunt to the Board effective June 30, 2006.
     Heather Hunt, 40, is an attorney whose regulatory law practice in Stratford, Connecticut focuses on utility and energy matters. She is also managing member of w.h. Robert & h.f. Hunt, LLC, a state and federal government regulations consulting firm. Prior to establishing her practices, Ms. Hunt was United Technologies Corporation’s Director of State and Local Government Affairs, and Vice President of Regulatory and Public Policy at Southern Connecticut Gas. In addition, she has served as a Commissioner at both the Connecticut Department of Public Utility Control and the Maine Public Utility Commission.
     Marshall T. Chiaraluce, Connecticut Water’s Chairman, said “Heather brings to our Board her vast experience in utility regulatory and public policy matters. Her knowledge in these fields will contribute substantially to the Board’s deliberations and strategic planning.”
     Connecticut Water Service, Inc. is a non-operating holding company listed on the NASDAQ Global Select Market under the symbol CTWS. Through its regulated water utility subsidiary, The Connecticut Water Company, CTWS serves about 82,000 customers or a population of approximately 278,000 people in 41 Connecticut towns.
###
FOR MORE INFORMATION
Daniel J. Meaney, Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
1-800-428-3985, ext. 3016

Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 80,000 customers in 41 towns in Connecticut, as well as providing water-related services under contract in municipalities and companies.
This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.